Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 13, 2021 with respect to the consolidated financial statements of Skillful Craftsman Education Technology Ltd, for the year ended March 31, 2019 and the use of our report dated July 20, 2021 with respect to the consolidated financial statements of Skillful Craftsman Education Technology Ltd, for the year ended March 31, 2021, in this Registration Statement on Form F-3 of Skillful Craftsman Education Technology Ltd and the related Prospectus of Skillful Craftsman Education Technology Ltd filed with the Securities and Exchange Commission.

/s/ TPS Thayer, LLC
TPS Thayer, LLC
Sugar Land, Texas
February 28, 2022